EXHIBIT 10.21

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Amendment #1 to Research

collaboration and option agreement

This Amendment (hereinafter “Amendment #1”), is made, and effective, as of the date of execution by the last Party to sign below (the “Execution Date”), is to the Research Collaboration and Option Agreement having an Execution Date of October 3, 2018 (the “Agreement”), by and between Arrowhead Pharmaceuticals, Inc., a Delaware corporation with a place of business at 225 South Lake Avenue, Suite 1050, Pasadena, California 91101, USA (“Arrowhead”), and Janssen Pharmaceuticals, Inc., a Pennsylvania corporation with a place of business at 1125 Trenton-Harbourton Road, Titusville, New Jersey 08560, USA  (“Janssen”).

WHEREAS, Janssen and Arrowhead find it in their respective interests to modify the Agreement to include a process for conducting validation/preselection work on one or more targets to inform a Janssen decision on whether or not to propose such target(s) as Target(s) under the Agreement;

NOW THEREFORE, in consideration of the foregoing and the agreements below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1Definitions.  Unless the context otherwise requires, the terms in this Amendment #1 with initial letters capitalized shall have the meanings described below or the meaning as designated in the indicated places throughout this Amendment #1.  All other such terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

1.1 “Target Validation Costs” shall mean FTE Costs and Out-of-Pocket Costs (each analogously applied to work hereunder) incurred by the Parties and their Affiliates following the Effective Date of this Amendment #1, in each case to the extent incurred under the Target Validation Plan.

1.2 “Target Validation Plan” shall have the meaning as set for in section 2.2 below.

1.3 “Validation Compound Delivery Period” shall mean the period commencing upon the Parties’ mutual agreement in writing of the Target Validation Plan and ending [**] after such agreement.

1.4 “Validation Compounds” shall have the meaning as set for in section 2.2 below.

1.5 “Validation Data and Know-How” shall have the meaning as set forth in section 2.4 below.

1.6 “Validation Selection Period” shall mean the period commencing upon the Parties’ mutual agreement in writing of the Target Validation Plan and ending on the [**] anniversary of such agreement, except that if the agreed upon quantity of any Validation Compounds to be provided by Arrowhead are received by Janssen after the Validation Compound Delivery Period, then the Validation Selection Period shall be automatically extended by one day for each day past the end of the Validation Compound Delivery Period that the agreed upon quantity of such Validation Compound is received by Janssen.

1.7 “Validation Target” shall have the meaning as set for in section 2.1 below.

2.Target Validation/Selection.

2.1 Validation Targets.  Promptly following execution of this Amendment #1, and continuing through the [**] anniversary of the Effective Date of the Agreement, Janssen may, at its own discretion, propose to Arrowhead targets for work under this Amendment #1.  Arrowhead will accept or reject such proposed targets in a process analogous to the process for Target acceptance in Section 4.1.2 of the Agreement, except that Arrowhead shall have an additional right to reject a proposed target for work hereunder if Arrowhead has conducted rodent studies in an active research program against the proposed target.  Such a proposed target that is accepted by Arrowhead will be a “Validation Target” for the purposes of this Amendment 1.  Janssen may propose targets until up to [**] Validation Targets are identified.  For clarity, the terms proposed herein relative to Validation Targets do not amend Janssen’s right to timely select any target that is not a Validation Target as a Target in accordance with Article 4 of the Agreement.

2.2 Target Validation Plan.  Promptly following the acceptance of a Validation Target, the Parties shall mutually agree to a research plan to be conducted by Arrowhead and Janssen to generate data on such Validation Target to guide Janssen’s selection of Targets (“Target Validation Plan”).  Such Target Validation Plan shall include, on behalf of Arrowhead, an obligation to identify, manufacture, and deliver [**] sRNAi compounds (“Validation Compounds”) to Janssen for each Validation Target, and on behalf of Janssen, a right to conduct model-specific studies to inform its Target selection.  The Parties shall use Commercially Reasonable Efforts to complete the Target Validation Plan.  Arrowhead will use its reasonable judgment, in consultation with Janssen, to select the Validation Compounds based on its determination of their potential effectiveness in modulating the Validation Targets.  Arrowhead will manufacture and deliver to Janssen sufficient quantities of each of the Validation Compounds to complete the agreed model-specific studies.

2.3 Target Validation Plan Costs.  Janssen will bear all Target Validation Costs for work under the Target Validation Plan.  Such costs shall be reported by Arrowhead and paid by Janssen on a quarterly basis in accordance with a process analogous to that for Research Costs in Section 7.1 of the Agreement.

2.4 Validation Data and Know-How Sharing.  The Parties will promptly and diligently share all material data and know-how generated in the course of completing work under the Target Validation Plan (“Validation Data and Know-How”) through the JSC or appropriate subcommittee.  The Parties will promptly respond to any reasonable question of the other Party regarding such work or the Validation Data and Know-How.  Validation Data and Know-How shall be deemed the Confidential Information of both Parties under the Agreement and subject to the licenses of each Party to the other under Section 2.1.3 except that the chemical identity of the Validation Compounds will be the Confidential Information of Arrowhead only and the licenses of Section 2.1.3 will not apply to the exploitation of the Validation Compounds.

2.5 Janssen Right to Select Validation Targets.  At any time during the Validation Selection Period, in addition to the rights provided under the Agreement, Janssen shall have the right to: (a) select Validation Targets for inclusion as Targets under the Agreement, and/or (b) replace any Targets previously selected under the Agreement with Validation Targets, in each case, via a Target Proposal in accordance with Section 4.1.2 of the Agreement, with the exceptions under Section 4.1.2 that (i) the allowed time period is the Validation Selection Period and (ii) Arrowhead will not have the right to reject such a Target Proposal.

3.Inventions.  During the Validation Selection Period, the reporting, ownership and patent rights with regard to any inventions arising from work under any Target Validation Plan shall be governed by Article X of the Agreement as if such work were under the Agreement and Validation Compounds were Licensed Constructs.  Upon termination of the Validation Selection Period and as to the Validation Targets not made Targets under the Agreement, then Patents or Inventions subject to this Section will be treated as if such Validation Target was the basis of a Program and the Program is a terminated Program under Section 15.6.2 of the Agreement.

4.Arrowhead Limited Use of Validation Targets.  Arrowhead shall not collaborate with any third party on any Validation Target during the Validation Selection Period.  For clarity, after the expiration of the Validation Selection Period, this Amendment #1 shall not prevent or place any encumbrance on Arrowhead to develop compounds, including Validation Compounds, directed toward any Validation Target that is not selected as a Target under the Agreement for its own internal or external business purposes.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative on the respective date written herein below.

Arrowhead Pharmaceuticals, Inc.
By:/s/ Christopher Anzalone Name: Christopher Anzalone Title: Chief Executive Officer Date: November 14, 2019
Janssen Pharmaceuticals, Inc.
By:/s/ Jeffrey N. Smith Name: Jeffrey N. Smith Title: Vice President Date: November 14, 2019